SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.       )
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☐	Soliciting Material Pursuant to Section 240.14a-12
AIR PRODUCTS AND CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)
AIR PRODUCTS AND CHEMICALS, INC.

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

December 14, 2006

Dear Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 25, 2007, at Cedar Crest College in Allentown, Pennsylvania.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors.

Your vote is important. Even if you do not plan to attend the meeting, we hope you will vote by telephone or Internet as described in the proxy voting instructions or, if you received these proxy materials by mail, by filling in, signing, and returning the proxy card.

We look forward to seeing you at the meeting. Directions appear on the back cover of these materials.

Cordially,

John P. Jones III
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Shareholders
Air Products and Chemicals, Inc.

TIME	2:00 p.m., Thursday, January 25, 2007

PLACE	Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania. Free parking will be available. Directions appear on the back of this Proxy Statement.

ITEMS OF BUSINESS	1. Elect four directors for a three-year term.

2. Ratify the appointment of independent registered public accountants for the fiscal year ending September 30, 2007.

3. Attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

RECORD DATE	Shareholders of record at the close of business on November 30, 2006 are entitled to receive this notice and to vote at the meeting.

WAYS TO SUBMIT YOUR VOTE	You have the alternatives of voting your shares by using a toll-free telephone number or the Internet as described in the proxy voting instructions, or you may fill in, sign, date, and mail a proxy card. We encourage you to complete and file your proxy electronically or by telephone if those options are available to you.

IMPORTANT	Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

7201 Hamilton Boulevard Allentown, Pennsylvania 18195-1501	By order of the Board of Directors,

W. Douglas Brown
Vice President, General Counsel
  and Secretary

December 14, 2006

PROXY STATEMENT

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

PROXY STATEMENT

We have sent you this Notice of Annual Meeting and Proxy Statement because the Board of Directors of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Shareholders on January 25, 2007 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.

The “Board” refers to the Company’s Board of Directors. The words “Company stock”, “shares”, and “stock” refer to the Company’s common stock, par value $1.00 per share. The “fair market value” of a share of stock, unless otherwise indicated, is the average of the high and low sales price of the stock on the New York Stock Exchange for the relevant date. The words “Executive Officer” or “Executive Officers” refer to those financial and policy making officers of the Company who are designated by the Board as Executive Officers for U.S. securities law compliance purposes. The Company’s “fiscal year” is the twelve-month period commencing on October 1 and ending on September 30, and is designated according to the year in which it ends.

QUESTIONS AND ANSWERS ON THE ANNUAL MEETING AND
DESCRIPTION OF PROPOSALS YOU MAY VOTE ON

What may I vote on?

•	The election of four nominees to serve on our Board of Directors.

•	The appointment of independent registered public accountants to audit the Company’s financial statements for our fiscal year 2007.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends that you vote

•	FOR each of the nominees for the Board of Directors, and

•	FOR ratifying the appointment of the independent registered public accountants.

How many shares can vote at the 2006 Annual Meeting?

As of the “Record Date”, November 30, 2006, 216,936,873 shares of Company stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

Representatives of our Transfer Agent, American Stock Transfer and Trust Company, will tabulate the votes and act as the independent inspectors of election.

What shares are included on my proxy card?

If you received a proxy card, the shares on your proxy card or cards are all of the shares registered in your name with our Transfer Agent on the Record Date, including shares in the Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan administered for Air Products shareholders by our Transfer Agent. If you have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

How do I vote the shares on my proxy card?

You may vote by signing and dating the proxy card and returning the card in the prepaid envelope.

Also, you can vote by using a toll-free telephone number or the Internet.  Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

Votes submitted by mail, telephone, or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how you want your shares voted, they will be voted according to the Board’s recommendations for the two proposals.

How do I vote shares held by a broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name”. In that case, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your stock, please contact them as soon as possible. If you do not give your broker instructions as to how to vote, your broker may vote your shares for you, which is sometimes called a broker nonvote. Under New York Stock Exchange rules, brokers that do not receive instructions from their customers may vote in their discretion on proposals 1 and 2.

What if I received these proxy materials electronically?

If you received these proxy materials on-line, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares and your control number.

May I change my vote?

You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or Internet vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

How is Company stock in the Company’s Retirement Savings Plan (“RSP”) voted?

If you are an employee or former employee who owns shares of Company stock under the RSP, you will be furnished a separate voting direction form by the RSP Trustee, Fidelity Management Trust Company. The Trustee will vote shares of Company stock represented by units allocated to your RSP account on the Record Date. The vote cast will follow the directions you give when you sign, complete, and return your voting direction form to the Trustee, or give your instructions by telephone or Internet. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall RSP participants instruct the Trustee to vote their RSP shares.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the four director candidates receiving the highest number of votes will be elected. If you vote, your shares will be voted for election of all four of the director nominees unless you give instructions to “withhold” your vote for one or more director candidates. Withhold votes will not influence voting results. Abstentions are not recognized as to election of directors.

The appointment of independent auditors will be ratified if a majority of the shares present or represented at the meeting and entitled to vote are voted in favor. Abstentions will have the effect of a vote against ratification.

What is a “quorum”?

A quorum is necessary to transact business at a meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker nonvotes are also treated as present for purposes of determining a quorum.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are shareholder proposals for the 2008 annual meeting due?

To be considered for inclusion in next year’s proxy statement, proposals must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 17, 2007. To be presented at the meeting, proposals must be delivered in writing by October 28, 2007, and must comply with the requirements of our bylaws (described in the next paragraph) to be presented at the 2008 annual meeting.

Our bylaws require adequate written notice of a proposal to be presented be given by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after September 28, 2007, but no later than October 28, 2007. To be considered adequate, the notice must contain specified information about the matter to be presented at the meeting and the shareholder proposing the matter. A proposal received after October 28, 2007, will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

We hired Morrow & Co. to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $7,500, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding Annual Meeting materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, employees, and agents may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Public Shareholders.  This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 14, 2006. Each registered and beneficial owner of Company stock on the Record Date should have received a copy (or, if they have consented, notice of on-line availability) of the Company’s Annual Report to Shareholders including consolidated financial statements (the “Annual Report”) either with this Proxy Statement or prior to its receipt. When you receive this package, if you have not yet received the Annual Report please contact us and a copy will be sent at no expense to you.

In addition, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006 is available to each shareholder without charge upon written request to Investor Relations, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501.

Current Employees.  If you are an employee of the Company or an affiliate who is a participant in the RSP or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 14, 2006. You may request a paper copy of this Notice of Annual Meeting and Proxy Statement and of the Annual Report by contacting us. If you do not have an internal e-mail address, copies of these materials will be mailed to your home.

If you are a participant in the RSP, you will receive a voting direction form from the Trustee mailed to your home on or after December 14, 2006 for directing the vote of shares in your RSP account. We have also arranged for the Trustee to receive your voting instructions by telephone or Internet as described on the voting direction form.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report for your information and as required by law.

Can I receive annual reports and proxy statements on-line?

Yes. We urge you to save Air Products future postage and printing expenses by consenting to receive future annual reports and proxy statements on-line.

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You will be given the opportunity to consent to future Internet delivery if you vote electronically or, if you are a registered shareholder, you can register for electronic delivery by visiting http:www.amstock.com and clicking on Shareholder Account Access. If you are not a registered shareholder and are not given an opportunity to consent to Internet delivery when you vote, contact the registered owner of the shares to inquire about the availability of this option.

If you consent, your account will be so noted. When our proxy statement and other solicitation materials for the 2008 annual meeting of shareholders become available, you will be notified of how to access them on the Internet, and you will always be able to request paper copies by contacting us.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary’s Office
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501,

by calling 610-481-8657, or by leaving a message on our website at:
www.airproducts.com/tmm/tellmemore.asp.

PROPOSALS YOU MAY VOTE ON

1.  ELECTION OF DIRECTORS

The Board of Directors currently has 11 directors and will continue to have 11 directors after the Annual Meeting. Our Board is divided into three classes for purposes of election, with terms of office ending in successive years.

The Board has nominated four incumbent directors, whose terms are currently scheduled to expire at the Annual Meeting, for election to three-year terms expiring in January 2010: Mr. William L. Davis, III, Mr. W. Douglas Ford, Mr. Evert Henkes, and Ms. Margaret G. McGlynn. Each nominee elected as a director will continue in office until his or her term expires, or until his or her earlier death, resignation, or retirement. Other directors are not up for election this year and will continue in office for the remainder of their terms.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of positions on the Board.

The Board of Directors and management recommend a vote “FOR” the election of Mr. Davis, Mr. Ford, Mr. Henkes, and Ms. McGlynn.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At its meeting held in November 2006, the Audit Committee of the Board of Directors approved KPMG LLP of Philadelphia, Pennsylvania (“KPMG”) as independent registered public accountants for fiscal year 2007. The Board concurs with and wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions.

The Board of Directors and management recommend a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for fiscal year 2007.

THE BOARD OF DIRECTORS

Information follows about the age and business experience, as of December 1, 2006, of the nominees up for election and the directors continuing in office. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.
Directors Standing for Election this Year for Term Expiring at the Annual Meeting in 2010
_ _

WILLIAM L. DAVIS, III, age 63. Retired Chairman, President, and Chief Executive Officer of RR Donnelley. Director of the Company since 2005.

Mr. Davis became Chairman and Chief Executive Officer in 1997 and President in 2001 of RR Donnelley, the largest printing company in North America. He retired in February 2004. Over the prior two decades, Mr. Davis held senior sales, marketing, and executive positions at Emerson Electric Company. Mr. Davis is also a director of Marathon Oil Corporation.

W. DOUGLAS FORD, age 62. Retired Chief Executive, Refining and Marketing, of BP Amoco plc. (“BP”). Director of the Company since 2003.

From 1993-1999, Mr. Ford served as Executive Vice President of BP and its predecessor Amoco Corporation. In 1999 he was named Chief Executive, Refining and Marketing of BP, and in 2000 he joined the BP board. Mr. Ford retired from BP and its board in March 2002. Mr. Ford is also a director of Suncor Corporation and USG Corporation.

EVERT HENKES, age 63. Retired Chief Executive Officer of Shell Chemicals Ltd. (“Shell”). Director of the Company since 2006.

Mr. Henkes joined Shell in 1973 as a marketing manager. During his nearly 30 years with Shell, he held international leadership positions in Shell’s bunkering and marine lubricants, petroleums, chemicals, and metals businesses. In 1998 Mr. Henkes was named Shell’s first global CEO responsible for its chemical business. He retired in April 2003. He is also a director of Tate & Lyle plc, Outokumpu OYJ, CNOOC Ltd. (China National Offshore Oil Company), and SembCorp Industries Ltd.

MARGARET G. McGLYNN, age 47. President, Vaccine Division, Merck & Co., Inc. Director of the Company since 2005.

Ms. McGlynn has been employed by Merck, a global pharmaceutical company, since 1983. She assumed her current position as President, Merck Vaccine Division, in 2005. She served as President, U.S. Human Health, from 2003 to 2005. From 2001 to 2002, she acted as Executive Vice President, Customer Marketing and Sales, U.S. Human Health, and from 1998-2001 she served as Senior Vice President, Worldwide Human Health Marketing.

Directors Continuing in Office Until the Annual Meeting in 2008
_ _

MICHAEL J. DONAHUE, age 48. Former Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of the Company since 2001.

Mr. Donahue served as Chief Operating Officer of BearingPoint, Inc. from March of 2000 until February 2005. Prior to March 2000, he served as Management Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. He is also a director of Arbinet, Inc. and GSI Commerce, Inc.

URSULA O. FAIRBAIRN, age 63. President and Chief Executive Officer, Fairbairn Group, LLC. Director of the Company since 1998.

Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group, LLC, specializing in human resources and executive management consulting since April 2005. She served as Executive Vice President, Human Resources and Quality, of American Express Company from 1996 until her retirement in April 2005. She is also a director of VF Corporation, Sunoco Inc., Circuit City Stores, Inc., and Centex Corporation.

JOHN P. JONES III, age 56. Chairman and Chief Executive Officer of the Company, Director of the Company since 1998.

Mr. Jones joined the Company in 1972 and was appointed Vice President and General Manager of the Company’s Environmental/Energy Division in 1988. He was appointed Group Vice President of the Company’s Process System Group in 1992 and in 1993 was transferred to Air Products Europe, Inc. where he was named President. In 1996, Mr. Jones returned to the U.S. where he was first elected Executive Vice President — Gases and Equipment and, effective October 1, 1998, President and Chief Operating Officer. Mr. Jones was elected as Chairman, President, and Chief Executive Officer, effective December 1, 2000. As of October 1, 2006, a new President and Chief Operating Officer was appointed. Mr. Jones currently serves on the board of directors of Automatic Data Processing, Inc. and Sunoco, Inc.

LAWRENCE S. SMITH, age 59, Executive Vice President and Co-Chief Financial Officer of Comcast Corporation. Director of the Company since 2004.

Mr. Smith joined Comcast Corporation, a cable communication systems and telecommunication company in 1988 to oversee the company’s finance and administration functions. He was named Executive Vice President in 1995 and Co-Chief Financial Officer in 2002, overseeing corporate development, accounting, reporting, and tax matters. Prior to joining Comcast, Mr. Smith served as Chief Financial Officer of Advanta Corporation and was a partner in Arthur Andersen & Co. He is also a director of MGM Holdings Inc. and Tyco Electronics Corporation.

Directors Continuing in Office Until the Annual Meeting in 2009

MARIO L. BAEZA, age 55. Founder and Controlling Shareholder of Baeza & Co. and Founder and Executive Chairman of V-Me Media, Inc. Director of the Company since 1999.

Mr. Baeza formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and CEO of TCW/LAP from its inception until 2003 when he relinquished day-to-day operating control of TCW/LAP in order to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a new national Spanish language television network to be distributed through the digital channels of public television affiliate stations. V-Me Media is controlled by The Baeza Group and Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also Lead Director of Tommy Hilfiger Corporation and a director of Ariel Mutual Fund Group, AusAm Biotechnologies, Inc., and Urban America LLC.

EDWARD E. HAGENLOCKER, age 67. Former Vice Chairman of Ford Motor Company and former Chairman of Visteon Automotive Systems. Director of the Company since 1997.

Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is also a director of AmeriSource Bergen Corporation, American Standard Inc., and Lucent Technologies, Inc.

CHARLES H. NOSKI, age 54. Retired Vice Chairman of AT&T Corporation and former Corporate Vice President and Chief Financial Officer of Northrop Grumman. Director of the Company since 2005.

Mr. Noski served as Senior Executive Vice President and Chief Financial Officer of AT&T Corporation between 1999 and 2002, and was elected Vice Chairman of AT&T’s Board of Directors in February 2002. He retired in November 2002 upon the completion of AT&T’s restructuring. From December 2003 to March 2005 he was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2003 to May 2005. Mr. Noski is also a director of Microsoft Corporation and Morgan Stanley.

Board of Directors Meetings and Attendance

Our Board met eight times during our fiscal year 2006. Board and committee attendance averaged 94% for the Board as a whole. Ms. McGlynn attended less than 75% of such meetings due to conflicting responsibilities at her employer, Merck & Co., Inc. In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Company’s Annual Meeting of Shareholders unless they have an emergency or unavoidable schedule conflict. All directors except one attended the last annual meeting.

Director Compensation

Our directors’ compensation program is designed to create long-term alignment with shareholders’ interests by providing the majority of directors’ compensation in equity interests that must be retained until retirement or other termination of service to the Company. To further emphasize the importance of long-term alignment with shareholders, in 2006 the Board adopted stock ownership requirements for directors. Directors are expected to own shares or share equivalents (such as deferred stock units) equal to five times the annual retainer within five years of joining the Board.

During 2006, Board members who were not employed by the Company received an annual retainer for Board service of $50,000 ($60,000 for committee chairs). Meeting fees of $1,500 per meeting were paid for participating in Board and committee meetings. Directors who meet with employees of the Company or a third party at the request of the Company or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears.

One-half of each director’s retainer is paid in deferred stock units. Deferred stock units entitle the director to receive one share of Company stock upon payout, which occurs after the director’s service on the Board is over except in unusual circumstances. Deferred stock units are credited with “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Directors may transfer deferred stock units by gift to family members. Directors have the opportunity to purchase more deferred stock units with the rest of their retainers and meeting fees. Retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during the quarter) are converted to deferred stock units based on the fair market value of a share of Company stock on the third to last business day of the quarter.

In addition to quarterly retainers and meeting fees, for fiscal year 2006, new directors received initial grants of deferred stock units with a value of $100,000. Directors continuing in office after the annual meeting of shareholders were granted deferred stock units with a value of $100,000.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company pays the premiums on directors’ and officers’ liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, the Company matches donations made by employees and directors to qualifying educational organizations up to $5,000 per year and matches, at twice the amount, donations made to qualifying arts and cultural organizations up to $1,000 per year.

During the year, the Corporate Governance and Nominating Committee engaged an independent compensation consulting firm to conduct a review of competitive director compensation. Based on this review, the Board increased meeting fees from $1,500 to $2,000 for fiscal year 2007. All other elements of the directors’ compensation program will remain the same.

Director Independence

The Board has determined that all of the Company’s directors, except Mr. Jones, are independent from the Company and management. In determining independence, the Board determines whether directors have a material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to transactions with unrelated parties. In addition, the Board has determined, as categorical standards, that the following relationships potentially impair a director’s independence: direct business relationships between the Company and a director or immediate family member of the director; business transactions between a director’s employer and the Company involving more than 1% of the employer’s gross revenues; and charitable contributions by the Company to an organization in which the director serves as an executive officer, director, or trustee that exceed $1 million or, if greater, 2% of the organization’s gross revenues. None of the Company’s directors, their family members, or employers has any relationship with the Company described in the preceding sentence.

The independent directors regularly meet without the chief executive officer or other members of management present in executive sessions that are scheduled during at least four Board meetings each year. Rotating independent directors who are not committee chairs lead these executive sessions. An executive session led by the Chair of the Management Development and Compensation Committee is also conducted each year, during which the chief executive officer’s performance is assessed.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary’s Office at the address on page 5. The Board of Directors has adopted a written procedure for collecting, organizing, and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request.

Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows; including with respect to director independence and qualifications, director responsibilities, and access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Governance Guidelines are available on the Company’s website at: http://www.airproducts.com/Responsibility/governance/Guidelines.htm and are available in print to any shareholder upon request.

Code of Conduct

The Board of Directors has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and that focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/Responsibility/governance/codeofconduct.htm, and are available in print to any shareholder who requests them.

COMMITTEES OF THE BOARD

The Board has six standing committees which operate under written charters approved by the full Board. None of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management as defined by the NYSE’s listing standards and the relevant provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and regulations thereunder. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/Responsibility/governance/boardofdirectors/committees.htm and are available in print to any shareholder upon request. The chart below identifies the members of each committee, the number of meetings held by each committee, and the chair of the committee, during fiscal year 2006.

		Corporate	Environmental,			Management
		Governance &	Safety and			Development &
Name	Audit	Nominating	Public Policy	Executive	Finance	Compensation

M. L. Baeza		C	✓	✓
W. L. Davis	✓		✓

M. J. Donahue	✓				C
U. O. Fairbairn			C			✓

W. D. Ford	C			✓	✓
E. E. Hagenlocker		✓		✓		C

E. Henkes
J. P. Jones III				C

M. G. McGlynn	✓		✓
C. H. Noski		✓		✓		✓

L. S. Smith	✓				✓
2006 Meetings	8	4	2	1	3	4

C=Chair

Audit Committee

The Board has determined that all of the Audit Committee members are “financially literate” and that Mr. Smith qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations under Sarbanes-Oxley and NYSE listing standards. The Committee operates under a written charter, a copy of which is attached at the end of this Proxy Statement as Appendix A. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accountant. The Committee reviews the appropriateness, quality, and acceptability of the Company’s accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company’s policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee meets with the internal auditor and the independent registered public accountant, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews compliance with the Company’s Code of Conduct for employees and officers and is responsible for establishing and administering the Company’s procedures for confidential reporting by employees of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters.

Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities consistent with its charter. In fiscal year 2006, the Committee met five times in person and met three times via telephone to discuss the Company’s quarterly reports on Form 10-Q. In addition, several telephone conferences were held with management, the independent registered public accounting firm, the Audit Committee Chair, and other available Committee members, to review quarterly earnings releases.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the 2006 Annual Report on SEC Form 10-K with the Company’s management and the independent registered public accountant. The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees as currently in effect. In addition, the Committee has discussed with the independent registered public accountant its independence from the Company and its management, including matters in the written disclosures and letter received by the Committee from the independent registered public accountant as required by the Independence Standard Board Standard on Independence Discussions with Audit Committees as currently in effect.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on SEC Form 10-K for the year ended September 30, 2006.

Audit Committee
W. Douglas Ford, Chairman
William L. Davis, III
Michael J. Donahue
Margaret G. McGlynn
Lawrence S. Smith

The preceding Audit Committee Report is provided only for the purpose of this Proxy Statement. This Report shall not be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Independent Registered Public Accountant

Appointment and Attendance at Annual Meeting.  KPMG LLP (“KPMG”) was the Company’s independent registered public accountant for the fiscal year ending September 30, 2006. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accountant.  Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and non-audit services require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the Chair are communicated to the full Committee at its next regular quarterly meeting and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During 2006 all services performed by the independent registered public accountant were preapproved.

During fiscal years 2005 and 2006, KPMG billed the Company fees for services in the following categories and amounts (in millions):

	2006	2005

Audit Fees	$5.2	$6.0
Audit-related Fees	1.1	.6
Tax Fees	.1	.3
All Other Fees	0.0	0.0

Total Fees	$6.4	$6.9

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements, the review of the Company’s quarterly consolidated financial statements on Form 10-Qs, and the audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting that are customary under the standards of the Public Company Accounting Oversight Board (United States), and with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on mergers and acquisitions, and technical assistance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Company’s Corporate Governance Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes.

The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board. The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; submissions of candidates must be made in writing; and, to be considered for nomination at an annual meeting of shareholders, submissions must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement of the shareholder(s) supporting their view that the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request.

Selection of Directors.  The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Board at the time the Committee determines to add a director to the Board. The specific requirements of the Board are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies represented by the current Board members; and the chief executive officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Committee consults the other directors, the chief executive officer, and third party recruiting firms to identify potential candidates. Once a candidate is identified, the candidate screening process generally is conducted initially by a third party recruiting firm and will include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations the Committee deems appropriate at the time. Prior to formal consideration and recommendation by the Committee, any candidate who passes such screening would be interviewed by one or more members of the Committee and the chief executive officer. Candidates recommended by shareholders, whose names are submitted in accordance with the Committee’s procedures described above, will be screened and evaluated in the same manner as other candidates. Candidates standing for election at the Annual Meeting were identified as follows: Mr. Davis was recommended to the Company by a third party search firm and by an independent director who was a former colleague; Mr. Ford was recommended to the Company by an independent director who was a former colleague; Mr. Henkes was a member of the Company’s European Advisory Council and was known to management and recommended based on his service to the Company on the Council; and Ms. McGlynn was recommended to the Company by a third party search firm.

Executive Committee

The Executive Committee, which met once in fiscal year 2006, has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened to approve capital expenditures where a commitment is required prior to the next Board meeting.

Environmental, Safety and Public Policy Committee

The Environmental, Safety and Public Policy Committee monitors and reports to the Board on issues and developments in areas such as environmental compliance, safety, corporate security and crisis management, diversity, community relations, and corporate and foundation philanthropic programs and charitable contributions.

Finance Committee

The Finance Committee reviews the Company’s financial policies; keeps informed of its operations and financial condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company’s financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company’s employee pension and savings plans worldwide.

Management Development and Compensation Committee

The Management Development and Compensation Committee operates under a written charter. The Committee has responsibility for selecting, evaluating, and compensating the Company’s chief executive officer; making recommendations to the Board and providing advice to management about the Company’s succession planning; overseeing development and evaluation of potential candidates for executive positions, establishing the Company’s executive compensation policies; overseeing the administration of the incentive compensation plans for executives and key employees and the administration of the Company’s pension and savings plans; and approving significant amendments to the incentive compensation, pension, and savings plans on behalf of the Board. The Committee has direct responsibility for reviewing and approving the annual goals and objectives relevant to the compensation of the chief executive officer, evaluating his performance in light of these goals and objectives, and setting his compensation level based on evaluation of his performance. The Committee also approves the individual salary, bonus, and incentive plan awards of other Executive Officers and certain other senior executives, and annually reviews with the Board the performance of the chief executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table on page 20 (“Named Executive Officers”). All members of the Committee are independent. The Committee determines all the components of the compensation of the chief executive officer and, in consultation with Mr. Jones, determines the compensation of the remaining Executive Officers and approves and oversees programs applicable to broader groups of management employees. The Committee retains an independent compensation consultant to advise it on compensation practices and conduct research on its behalf. The Committee meets regularly in executive session, either alone or with its independent consultant.

Compensation Policies and Practices.  In designing the Company’s executive compensation program, the Committee seeks to achieve accountability for performance, alignment with shareholders’ long-term interests, and competitiveness. The Committee comprehensively reviews the compensation program for Executive Officers each year, seeks to understand how Company programs differ from those of its competitors, encourages its independent consultant to critique established programs and bring forward recommendations, and evaluates the components of the program in view of the Company’s current short-, medium-, and long-term strategic objectives.

The Committee considers an understanding of the compensation practices of the companies with whom we compete for talent to be a critical starting point for creating the right mix of compensation to recruit, retain, and incent the right leadership for the Company. Accordingly, the Committee annually assesses the competitiveness of the executive compensation program by reviewing competitive market data supplied by the independent consultant. For purposes of comparing market practices for fiscal year 2006, the consultant compiled survey data from a reference group of industrial companies with revenue of $3 to $10 billion, supplemented by select chemical industry peer companies. The Committee also annually considers the appropriateness of the peer group. In setting fiscal year 2006 compensation, the Committee continued to use the $3 to $10 billion reference group, but also began transitioning to comparisons to compensation practices of industrial companies with $6-12 billion in revenues, given that the Company’s revenue has grown significantly, to $8.9 billion in fiscal year 2006, since the adoption of the current standard.

The Committee has sought to achieve an overall compensation program that provides foundational elements such as base salary and benefits at the median level for the market reference group and that provides an opportunity for incentive compensation above the median if challenging short- and long-term performance goals are achieved. When performance falls short of those goals, actual compensation will fall below the targeted level; and when performance exceeds those goals, compensation will exceed the targeted level. Within this framework, the Committee rigorously evaluates the competitive market data and the actual job responsibilities of the Executive Officers to set each individual Officer’s compensation.

Base Salary.   The fiscal year 2006 salaries of the Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on evaluation of such factors as the individual’s level of responsibility, performance, and level of pay compared to the market reference group pay levels. Base salary is targeted at a median market position, with adjustment for performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers.

Annual Incentive Compensation.   The annual bonus awards for fiscal year 2006 paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table. Annual target bonus awards are determined initially as a percentage of each Executive Officer’s base salary. For 2006, the target bonus for Executive Officers ranged from approximately 55% to 110% of base salary depending on the Officer’s position. The target bonus is established through an analysis of compensation for comparable positions in the market reference group companies and is intended to approximate the median. The actual bonus award is determined by multiplying the target bonus by a payout factor determined primarily by measuring achievement against performance objectives established by the Committee. Performance above or below the targeted objectives produces total cash compensation for the Executive Officers above or below median for the market reference group.

For fiscal year 2006, the Committee chose to continue using year-over-year growth in earnings per share and return on shareholder’s equity as the performance objectives. The Committee reaffirmed these two objectives although these fixed standards are more demanding than the common practice of calibrating payouts to performance against the Company’s operating plan, since the fixed standards do not adjust for difficult operating conditions and economic downturns. The Committee reasoned that shareholders are best served by the more demanding standards because they focus the Company’s leadership on improving the quantity and quality of earnings rather than on a negotiated budget target.

Accordingly, bonus award factors for fiscal year 2006 were based 60% on growth in earnings per share and 40% on return on equity (in each case, excluding the impact of certain extraordinary charges). The Committee established payout factor ranges based on varying performance levels for these objectives at the beginning of the fiscal year. Once the performance levels and associated payout ranges were determined after the end of the year, the Committee considered additional performance factors to adjust the payout level within the established range, including growth in revenues, total return to shareholders, overall economic conditions, performance against operating plan, comparable performance by peer companies, and nonfinancial performance objectives such as diversity and safety targets. Bonuses were further adjusted to reflect individual and operating unit performance. All adjustments were subject to the maximum payout factor associated with the actual performance level.

The Committee determined to set Mr. Jones’s bonus at $2,220,000 for fiscal year 2006 because the Company had outstanding performance for shareholders during the year, with sales growth of 14%, net income growth of 17%, diluted earnings per share growth of 19%, and return on equity of 16% (in each case excluding the impact of extraordinary charges). In addition, the Company increased dividends and executed the first $500 million of a planned $1.5 billion share repurchase. The impressive financial results were achieved despite obstacles which challenged our industry, such as the devastating impacts of Hurricanes Katrina and Rita and soaring energy and raw material costs. Mr. Jones’s bonus recognizes his role in leading the Company to these outstanding results and driving strong operating results, but it also rewards his leadership in making tough decisions this year to divest businesses the Company has held for many years and restructure and restaff continuing businesses to eliminate waste, increase accountability, and focus on growth.

Long-Term Incentive Awards.   The principal purpose of the long-term incentive program is to encourage the management team to focus on providing long-term value for shareholders. The Committee has developed three balanced components for the Executive Officer’s long-term incentive program: stock options to reward executives for increases in shareholder return; restricted stock to promote long-term shareholder value creation; and deferred stock units called “performance shares”, which provide focus on medium-term goals. The Committee believes this mix of stock options, restricted stock, and performance share units provides a good balance of equity-based vehicles that reward successful outcomes for both medium- and long-term decision making.

The total expected value of the long-term incentive awards granted to a particular Executive Officer is generally based on the level of responsibilities of the particular job and on comparable positions within industry peer group companies. The expected value of the total long-term incentive compensation awards, when performance meets targets, is at the 65th percentile of the market group. The Committee has chosen to provide long-term incentive opportunities that can exceed the market median; however, the Executive Officers’ long-term incentive compensation package provides above median compensation only when demanding performance targets are achieved. It is not the Committee’s expectation that the management team will routinely or easily secure above-median payouts.

In addition, for 2006 the Committee reduced the number of share units granted to adjust for significant growth in the Company’s stock price over the last few years. The Committee intends that the number of units be annually recalibrated to the stock price to prevent an unintended creep in the expected value of the awards.

Restricted stock awarded to Executive Officers in fiscal year 2006 is restricted for their entire career, vesting only upon retirement, disability, or death. The number of shares of restricted stock awarded to the Named Executive Officers for fiscal year 2006 appears in the “Restricted Stock Award” column of the Summary Compensation Table.

Stock options are granted at fair market value, have a ten year term, and vest incrementally over the first three years of the term. To ensure that the options truly provide alignment with shareholders’ interests that is not transitory, for options granted since fiscal year 2004 the Committee has imposed a requirement that active Executive Officers retain 50% of the net shares of Company stock received upon exercise for one year following exercise. The number of stock options awarded to the Named Executive Officers for fiscal year 2006 appears in the Option Grants table on page 22. The Committee has followed the Company’s decades long practice of setting the grant date and the option price of options as of the first business day of the fiscal year. All options are granted once a year on the same date and priced at the market value of that date with the exception of rare grants made for recruiting or retention purposes.

The final component of the long-term incentive program is performance shares, which are deferred stock units conditioned upon the Company’s performance towards its important objective of growth in operating return on net assets (“ORONA”). Each year the Executive Officers are eligible to receive a payout based on achieving rigorous three-year fixed ORONA targets. Upon earn out, one-half of the shares are paid in cash and one-half are deferred for an additional two years and payable in Company stock. The deferred portion is forfeitable upon termination of employment other than for retirement, disability, or death. Dividend equivalents are paid on performance shares when the underlying awards are paid, equal to the dividends that would have accrued on a share of Company stock since the grant date.

In order to transition to the rolling three-year design from years when no grants were made or shorter performance cycles were set, an enhanced grant was made in fiscal year 2005 that earns out in three installments over the three-year period of fiscal years 2005-2007. For fiscal year

2006, a single three-year performance cycle grant was made which will be payable, to the extent earned, at the end of fiscal year 2008.

At the end of fiscal year 2005, the Committee determined that the first portion of the fiscal year 2005 grant, based on a one-year performance cycle, was earned at 44% of the target opportunity. This year, the Committee determined the second installment was earned at 70% of the target payout. The amounts payable to the Named Executive Officers for fiscal year 2006 appear in the “Long-Term Compensation Payouts” column of the Summary Compensation Table. The amount of performance share grants made to the Named Executive Officers in fiscal year 2006 appear in the Long-Term Incentive Plan Awards Table on page 23.

Other Programs.   The Company also provides Executive Officers with life and medical insurance, pension, savings and bonus deferral programs, and other welfare benefits that are competitive with market practices.

Total Compensation.   The Committee has reviewed information about all components of the compensation provided to the Company’s Executive Officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the accumulated unrealized stock option and unvested restricted stock and performance share values, the earnings and accumulated payout obligations under the Company’s qualified and nonqualified deferred compensation programs, the projected payout obligations under the Company’s pension plan, and the total projected payouts in the event of retirement, severance, and a change in control. Tables quantifying the estimated values of these components for each Named Executive Officer were presented to and reviewed by the Compensation Committee. The Committee has determined in its business judgment that the compensation levels represented are reasonable and consistent with the interests of shareholders.

Tax Deductibility of Executive Compensation.   Where practical, the Committee seeks to design compensation programs so that all compensation paid to the Executive Officers will qualify for deduction from the Company’s U.S. income taxes. The Committee believes, however, that shareholders’ interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented executives.

Executive Stock Ownership.   The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Officer’s salary. In addition, as described above, significant portions of the stock awards under the long-term incentive program are subject to holding periods lasting up to the remainder of the Officer’s career. The ownership guidelines are five times base salary for the chief executive officer, four times base salary for the President and Chief Operating Officer, and three times base salary for the other Executive Officers. The Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their 401(k) accounts, earned performance shares, and other deferred stock units which are fully vested and held in the Company’s nonqualified savings and deferred bonus programs. Stock options are not counted.

Management Development and Compensation Committee
Edward E. Hagenlocker, Chairman
Ursula O. Fairbairn
Charles H. Noski

This Report of the Management Development and Compensation Committee is provided only for the purpose of this Proxy Statement. This Report shall not be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION TABLES

2006 Summary Compensation Table

The following table summarizes the total compensation earned in fiscal years 2004-2006 by the chief executive officer and the four other Executive Officers who were most highly compensated in fiscal year 2006.

					Long-Term Compensation
					Awards
	Annual Compensation					Securities
				Other	Restricted	Underlying	Payouts
				Annual	Stock	Stock	LTIP	All Other
Name and Principal	Fiscal	Salary	Bonus	Compensation	Awards	Options	Payout	Compensation
Position	Year	(1)	(1)	(2)	(3)(4)	(#)	(5)	(6)

John P. Jones III	2006	$1,115,000	$2,220,000	0	$1,460,680	210,000	$899,199	$39,202
Chairman, President, and	2005	$1,000,000	$2,055,000	0	$1,145,760	275,000	0	$268,901
Chief Executive Officer	2004	$1,000,000	$1,620,000	0	$972,930	260,000	0	$432,611
Paul E. Huck	2006	$485,000	$567,000	0	$337,080	52,000	$164,853	$17,986
Vice President and	2005	$420,000	$435,000	0	$245,520	55,000	0	$64,455
Chief Financial Officer	2004	$380,000	$350,000	0	$69,000	20,000	0	$57,442
Mark L. Bye	2006	$460,000	$553,000	0	$337,080	52,000	$264,764	$879,550	(7)
Group Vice President —	2005	$435,000	$505,000	$35,942	$354,640	74,000	0	$89,917
Gases and Equipment	2004	$380,000	$440,000	$365,309	$301,145	70,000	0	$68,579
John E. McGlade	2006	$460,000	$580,000	0	$337,080	52,000	$264,764	$14,779
Group Vice President —	2005	$435,000	$580,000	0	$354,640	74,000	0	$90,043
Chemicals	2004	$380,000	$410,000	0	$301,145	70,000	0	$58,868
Arthur T. Katsaros	2006	$435,000	$476,000	0	$280,900	47,000	$164,853	$13,607
Group Vice President —	2005	$420,000	$425,000	0	$245,520	65,000	0	$63,996
Development and	2004	$406,000	$365,000	0	$208,485	65,000	0	$118,362
Technology

(1)	Cash compensation earned for services performed during each fiscal year, including amounts deferred at the election of the executive.

(2)	The amounts shown in this column for Mr. Bye in 2004 and 2005 were payments relating to an overseas assignment which were made under the Company’s program for U.S. employees on international assignments; including for foreign cost of living and exchange rate adjustments, foreign housing and transportation costs, domestic housing management, private school tuition for accompanying children, and tax equalization. Mr. Bye’s overseas assignment to Singapore concluded during fiscal year 2004.

(3)	The amounts shown in the table for fiscal year 2006 are based on the NYSE market closing price of $56.18 per share on October 4, 2005, the date of the award. The Executive Officer may vote the restricted shares but may not sell or transfer them until his termination of employment due to death, disability, or retirement. The restricted shares are forfeitable if the Executive Officer’s employment terminates other than due to death, disability, or retirement, or for any reason less than one year from the date of grant in the case of shares granted in fiscal year 2005 or 2006 and two years from the date of grant in the case of those granted in fiscal year 2004. Cash dividends are paid on these shares.

(4)	On September 30, 2006, Mr. Jones held 62,080 unvested deferred stock units worth $4,120,250 and 68,000 restricted stock shares worth $4,513,160. Mr. Huck held 15,934 unvested deferred stock units worth $1,057,540 and 10,500 restricted stock shares worth $696,885. Mr. Bye held 10,174 unvested deferred stock units worth $675,248 and 19,000 restricted stock shares worth $1,261,030. Mr. McGlade held 10,199 unvested deferred stock units worth $676,908 and 19,000 restricted stock shares worth $1,261,030. Mr. Katsaros held 18,174 unvested deferred stock units worth $1,206,208 and 14,000 restricted shares worth

$929,180. These values are based on $66.37, the 2006 fiscal year-end NYSE closing market price of a share of Company stock.

The deferred stock units entitle the recipient to receive one share of Company stock upon payout. Payout of unvested deferred stock units is conditioned on continued employment during the deferral period which generally ends upon death, disability, or retirement. Some of the deferred stock units are “performance shares” which were earned upon satisfaction of performance targets. For most performance shares, the deferral period ends two years after they are earned. All unvested deferred stock units are subject to forfeiture for engaging in specified activities such as competing with the Company. The units accrue dividend equivalents which are paid at the time the underlying shares are paid out. The units do not have voting rights.

(5)	The amounts in this column reflect “Performance Shares” which were earned for fiscal year 2006. Performance Shares are deferred stock units whose earn out is conditioned on the Company’s achieving certain levels of operating return on net income. Each earned share entitles the holder to the value of one share of Company stock. These Performance Shares were based on a two-year performance cycle completed at the end of fiscal year 2006. One-half of the earned shares were paid in cash at the end of the performance cycle, based on the fiscal year end fair market value of $66.91 per share and $2.88 of dividend equivalents per share, and one-half are deferred for an additional two years after the end of the performance cycle and will be paid in Company stock. The deferred portion is subject to forfeiture if the Officer terminates employment other than due to death, disability, or retirement during the two-year period. Dividend equivalents equal to the dividends that would have accrued on a share of Company stock since the grant date are paid on the performance shares when the underlying awards are paid out. The amount of the deferred stock payout portion reflected above was calculated based on the fair market value of $70.06 per share on November 16, 2006, the date the Committee determined the level of earn out, and includes $2.88 of dividend equivalents per share.

(6)	The dollar value of the amounts shown in this column for 2006 includes the following:

	Matching
	Contributions	Above Market
	and/or Accruals	Interest on
	Under Savings	Deferred
Name	Plans	Compensation

John P. Jones III	$33,384	$5,818
Paul E. Huck	$14,513	$3,473
Mark L. Bye	$13,785	$515
John E. McGlade	$13,785	$994
Arthur T. Katsaros	$13,041	$566

(7)	Mr. Bye’s 2006 amount also includes a severance payment of $775,250, a transition stipend of $40,000, and outplacement fees of $50,000 provided under the Corporate Executive Committee Retention/Separation Program described on page 25.

Option Grants In 2006

The following table sets forth information concerning stock options granted in fiscal year 2006.

	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options Granted	Employees in	Price	Expiration	Grant Date
Name	(#)(1)	Fiscal Year	($/Sh)	Date	Value(2)

John P. Jones III	210,000	11.3%	$55.33	October 4, 2015	$4,071,900
Paul E. Huck	52,000	2.8%	$55.33	October 4, 2015	$1,008,280
Mark L. Bye	52,000	2.8%	$55.33	October 4, 2015	$1,008,280
John E. McGlade	52,000	2.8%	$55.33	October 4, 2015	$1,008,280
Arthur T. Katsaros	47,000	2.5%	$55.33	October 4, 2015	$911,330

(1)	These options have an exercise price of the fair market value on the October 3, 2005 grant date. The exercise price may be satisfied with shares already owned by the Officer. In general, options become exercisable in one-third increments on the first three anniversaries of grant and remain exercisable until ten years after the grant date; however, the options generally expire on the last day of employment except for death, disability, or retirement. Options are subject to forfeiture for engaging in specified activities such as competing with the Company. Upon exercise of the options, 50% of the net shares received must be retained for a one-year period as long as the Officer is actively employed by the Company.

(2)	This estimated hypothetical value is based on a lattice-based pricing model in accordance with SEC rules. The following assumptions were used in estimating the value: an expected time of exercise of 9 years; a dividend yield of 2.08%; an expected volatility of 30.6%; and a risk-free interest rate of 4.46%.

Options Exercised In 2006
and Year-End Option Values

This table shows, for each named Executive Officer, the number of, and net pre-tax value realized from, options exercised in fiscal year 2006; and the number and net pre-tax value of the remaining options held by those Executive Officers. In each case net pre-tax value is the fair market value of the stock less the exercise price, determined on the date of exercise for options exercised and on September 30, 2006 for the remaining options.

	Shares		Number of Securities		Net Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-The-Money Options
	on Exercise	Realized	Options at Year-End (#)		at Year-End ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John P. Jones III	10,000	$362,250	1,654,998	480,002	$45,117,613	$6,620,437
Paul E. Huck	11,000	$434,335	163,665	95,335	$4,406,931	$1,211,859
Mark L. Bye	21,000	$723,565	207,332	124,668	$5,166,224	$1,729,556
John E. McGlade	11,200	$396,620	236,332	124,668	$6,092,464	$1,729,556
Arthur T. Katsaros	9,600	$374,208	413,598	112,002	$11,292,729	$1,559,597

Long-Term Incentive Plan Awards
In Last Fiscal Year

	Number of
	Shares	Performance	Estimated Share Payout
	Granted	Period	Threshold	Target	Maximum

John P. Jones III	26,000	10/01/05-09/30/08	9,100	26,000	52,000
Paul E. Huck	6,000	10/01/05-09/30/08	2,100	6,000	12,000
Mark L. Bye	6,000	10/01/05-09/30/08	2,100	6,000	12,000
John E. McGlade	6,000	10/01/05-09/30/08	2,100	6,000	12,000
Arthur T. Katsaros	5,000	10/01/05-09/30/08	1,750	5,000	10,000

These awards of deferred stock units known as Performance Shares were granted in fiscal year 2006 under the Long-Term Incentive Plan and will earn out at a level dependent upon the Company’s performance against operating return on net asset targets during the performance period. Each earned Performance Share entitles the holder to the value of one share of Company stock. One-half of any Performance Share earned for each performance period will be paid in cash at the end of the performance period. The remaining half is deferred for an additional two years and paid in Company stock. The deferred portion is subject to forfeiture if the Officer terminates employment other than due to death, disability, or retirement. At the time a Performance Share is paid out, the Officer will receive dividend equivalents for each share paid out which will equal the dividends that would have accrued on a share of Company stock since the grant date.

Pension Plan Table

The Company maintains a qualified defined benefit pension plan which covered most U.S. salaried employees during fiscal year 2006 and a related nonqualified plan. This table shows approximate annual life annuity benefits payable to the Named Executive Officers retiring at age 65 after the indicated years of credited service with the indicated amounts of covered compensation, before reduction for any offsets. A lump sum form of payment is available under the nonqualified pension plan.

	Years of Service
Remuneration	15	20	25	30	35	40	45

750,000	$166,553	$222,071	$277,588	$333,106	$388,624	$444,874	$501,124
1,000,000	$222,803	$297,071	$371,338	$445,606	$519,874	$594,874	$669,874
1,250,000	$279,053	$372,071	$465,088	$558,106	$651,124	$744,874	$838,624
1,500,000	$335,303	$447,071	$558,838	$670,606	$782,374	$894,874	$1,007,374
1,750,000	$391,553	$522,071	$652,588	$783,106	$913,624	$1,044,874	$1,176,124
2,000,000	$447,803	$597,071	$746,338	$895,606	$1,044,874	$1,194,874	$1,344,874
2,250,000	$504,053	$672,071	$840,088	$1,008,106	$1,176,124	$1,344,874	$1,513,624
2,500,000	$560,303	$747,071	$933,838	$1,120,606	$1,307,374	$1,494,874	$1,682,374
2,750,000	$616,553	$822,071	$1,027,588	$1,233,106	$1,438,624	$1,644,874	$1,851,124
3,000,000	$672,803	$897,071	$1,121,338	$1,345,606	$1,569,874	$1,794,874	$2,019,874
3,250,000	$729,053	$972,071	$1,215,088	$1,458,106	$1,701,124	$1,944,874	$2,188,624
3,500,000	$785,303	$1,047,071	$1,308,838	$1,570,606	$1,832,374	$2,094,874	$2,357,374
3,750,000	$841,553	$1,122,071	$1,402,588	$1,683,106	$1,963,624	$2,244,874	$2,526,124
4,000,000	$897,803	$1,197,071	$1,496,338	$1,795,606	$2,094,874	$2,394,874	$2,694,874
4,250,000	$954,053	$1,272,071	$1,590,088	$1,908,106	$2,226,124	$2,544,874	$2,863,624

The compensation covered by our qualified and nonqualified defined benefit pension plans is the average of the salary and bonus for the highest three consecutive years during the final ten years of service. The approximate years of service as of September 30, 2006 are 34 years for Mr. Jones, 27 years for Mr. Huck, 23 years for Mr. Bye, 30 years for Mr. McGlade, and 33 years for Mr. Katsaros.

Severance and Employment Arrangements

Chief Executive Officer Severance Agreement.  The Company has a severance agreement with Mr. Jones, entered into at the direction of the Management Development and Compensation Committee. Under the agreement, if Mr. Jones’s employment is terminated by the Company without cause or by Mr. Jones upon an event amounting to constructive termination (as defined in the agreement), Mr. Jones will be entitled to:

•	a cash severance payment equal to three times the sum of his salary and his target bonus for the year of termination under the Annual Incentive Plan;

•	a pro rata bonus payment for the year of termination;

•	a cash payment equal to the actuarial equivalent of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated three additional years of credited service after his termination date;

•	continuation of medical benefits for three years; and

•	a stipend to cover outplacement assistance and legal fees.

His outstanding stock options and Performance Shares would remain in effect for the original term or performance period (although the amount of shares covered by any option outstanding for less than one year would be prorated). Other outstanding stock awards would be paid six months after termination.

Mr. Jones’s agreement provides that in order for him to receive the severance benefits, he must sign a noncompetition agreement that prohibits him from working for certain competitors of the Company, soliciting business from the Company’s customers, attempting to hire the Company’s employees, and disclosing the Company’s confidential information for three years following separation. He must also agree to release any claims against the Company and will receive a release of claims by the Company against him. If Mr. Jones voluntarily leaves the Company for any reason, including retirement, under circumstances which do not amount to constructive termination, he will not be entitled to any benefit under the severance agreement.

Corporate Executive Committee Retention/Separation Program.  The Company has also adopted, with the Management Development and Compensation Committee’s approval, a retention/separation program for members of the Company’s Corporate Executive Committee (CEC), other than Mr. Jones, which, during 2006, included the four other Executive Officers named in this Proxy Statement. Each of these CEC members will become eligible for program benefits upon his or her involuntary termination of employment or upon his or her agreement to stay beyond his or her planned retirement date at the request of the chief executive officer. The CEC member must continue to perform the duties typically related to his position (or such other position as the chief executive officer reasonably requests) and assist in the identification, recruitment, and/or transitioning of his successor. The CEC member must also sign a general release of claims against the Company and a two-year noncompetition agreement. If all these requirements are met, the CEC member will receive a cash severance payment of one times annual base salary and target bonus, a pro-rata bonus for the year of termination, and a transition stipend; and his or her options which have been outstanding for at least one year will continue.

Under the CEC program, outstanding stock awards other than options will be paid following the later of six months after the employment termination date and the end of any post-termination performance period. Also, if the executive dies or becomes disabled after an employment termination date has been agreed with the chief executive officer and does not retire before such employment termination date, severance payments and other benefits will nevertheless be due to the executive or to his or her estate or beneficiary.

In fiscal year 2006, the Committee approved payments to Mr. Bye under the CEC program in connection with his leaving the Company on 30 September 2006. The payments include a cash severance payment, a transition stipend, and outplacement assistance, all of which are reported in the Summary Compensation Table on page 20. The Committee also approved a minor modification to the program to treat all stock awards granted to Mr. Bye as of 3 October 2005 as having been outstanding for one year in order to prevent an unfair forfeiture of the awards. The Committee also approved a consulting agreement with Mr. Bye that provides for transition support and other consulting services to be provided by Mr. Bye for a term of up to three months, during which he will receive consulting fees of $40,000 per month.

Change in Control Arrangements

To retain the leadership team and provide for continuity of management in the event of any actual or threatened change in control of the Company, the Company has entered individual severance agreements which provide explicit contractual protection for Executive Officers including, in 2006, Mr. Jones, Mr. Bye, Mr. Huck, Mr. McGlade, and Mr. Katsaros. Individuals receive no payments or benefits under the agreements unless their employment ends during the three-year period following a change in control.

For this purpose, a change in control means a 35% stock acquisition by a person not controlled by the Company or a 50% change in the Board during any 12 month period. The severance agreements give each executive specific rights and certain benefits if, within three years after a change in control, his or her employment is terminated by the Company without “cause” (as defined) or he or she terminates employment for “good reason” (as defined). In such circumstances the executive would be entitled to:

•	a cash payment equal to three times the sum of his or her annual base salary, the value for the most recent fiscal year of the Company’s matching contribution and/or accrual on his or her behalf under the qualified 401(k) and nonqualified savings plans, and his or her target bonus under the annual bonus plan;

•	a cash payment equal to the actuarial equivalent of the pension benefits he or she would have been entitled to receive under the Company’s pension plans had he or she accumulated three(1)( additional years of credited service after termination, plus the early retirement subsidy on the entire benefit if he or she is not eligible for early retirement as of the date of termination; and

•	continuation of medical, dental, and life insurance benefits for a period of up to three years, and provision of outplacement services, financial counseling benefits, and legal fees.

If any payment, distribution, or acceleration of benefits, compensation, or rights that is made by the Company to the executive under the severance agreement or otherwise results in a liability for the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the Company will pay an amount equal to such excise tax. Also, each severance agreement provides for

((1) Subject to appropriate reduction in cases where an executive would reach age sixty-five within three years from the date of a change in control.

indemnification of the executive if he or she becomes involved in litigation because he or she is a party to the agreement.

In addition to these agreements, certain components of our executive compensation program are activated upon a change in control without regard to whether the individual’s employment ends. Specifically, incentive plan provisions automatically accelerate payment of deferred bonuses, vest stock options, vest deferred stock units, and cause restrictions on restricted stock to lapse. Also, the Company has established grantor trusts, the terms of which call for cash funding upon a change in control to pay benefits to employees under unfunded nonqualified retirement plans. The trusts are secured by an agreement to contribute Company stock.

INFORMATION ABOUT STOCK PERFORMANCE AND OWNERSHIP

	Sep 01	Sep 02	Sep 03	Sep 04	Sep 05	Sep 06
Air Products	$100	$111	$121	$149	$155	$190
S&P 500 Index	$100	$80	$99	$113	$126	$140
DJ Chemicals Composite	$100	$100	$114	$145	$148	$170

Persons Owning More than 5% of Air Products Stock
as of September 30, 2006

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

AXA(1)	17,507,033	7.4%
25 Avenue Matignon 75008 Paris, France
State Farm Mutual Automobile Insurance Company(2)	15,527,276	6.5%
(“State Farm”) One State Farm Plaza Bloomington, IL 61710

(1)	In the aggregate, AXA has sole voting power over 14,618,449 shares, shared voting power over 598,300 shares and defined investment discretion over 17,507,033 shares.

(2)	In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 55,625 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 134,176 shares.

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2006 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Named Executives own one percent or more of the Company’s common stock.

Name of			Deferred
Beneficial Owner	Common Stock(1)(2)(3)	Stock Options(4)	Stock Units(5)	Total(6)

Mario L. Baeza	0	12,000	11,206	23,206
Mark L. Bye	27,237	272,665		299,902
William L. Davis, III	1,000	0	3,256	4,256
Michael J. Donahue	500	8,000		8,500
Ursula O. Fairbairn	0	14,000	19,736	33,736
W. Douglas Ford	0	4,000	7,886	11,886
Edward E. Hagenlocker	0	16,000	19,422	35,422
Evert Henkes	0	0		0
Paul E. Huck	32,343	205,999		238,342
John P. Jones III	159,523	1,903,332		2,062,855
Arthur T. Katsaros	20,285	472,598		492,883
John E. McGlade	38,671	301,665		340,336
Margaret G. McGlynn	0	0		0
Charles H. Noski	400	0	4,347	4,747
Lawrence S. Smith	7,000	2,000		9,000
Directors and Executive Officers as a group (21 persons)(7)	335,343	4,032,854	65,853	4,434,050

(1)	Certain Executive Officers hold restricted shares which we include in this column. The Officer may vote the restricted shares, but may not sell or transfer them until his termination of employment due to death, disability, or retirement. The restricted shares are forfeitable if the Officer’s employment terminates other than due to death, disability, or retirement or for any reason less than one year from the date of grant in the case of shares granted in fiscal year 2005 or 2006 and less than two years after the date of grant for shares granted in fiscal year 2004. The individuals in the table hold the following number of restricted shares:

Name	Shares

Bye	19,000
Huck	15,800
Jones	91,000
Katsaros	14,000
McGlade	27,400
All Executive Officers	201,500

(2)	Includes share units held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3)	Shares reported include 62,086 shares owned jointly by Mr. Jones and his spouse. Shares reported also include shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the indicated officers: Mr. Huck, 10,445 shares; and Mr. McGlade, 118 shares. The indicated officers disclaim ownership of such shares.

(4)	The directors and officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan.

(5)	The deferred stock units shown in the table are distributable within 60 days upon a directors’ retirement or resignation. Deferred stock units entitle the holder to receive one share of Company stock and accrue dividend equivalents.

(6)	Executive Officers and directors also own the deferred stock units reflected in the table below which are not distributable within 60 days and which have been awarded, earned out, or purchased. Deferred stock units entitle the holder to receive one share of Company stock upon payout which occurs after the director’s or Officer’s service to the Company ends or after a deferral period in the case of certain units held by Officers. Deferred stock units accrue dividend equivalents, but do not have voting rights. Certain deferred stock units held by Officers are subject to forfeiture if employment ends before death, disability, or retirement, or for engaging in specified activities such as competing with the Company.

Name of Beneficial Owner	Deferred Stock Units

Mark L. Bye	12,029
Michael J. Donahue	12,459
Evert Henkes	1,687
Paul E. Huck	17,089
John P. Jones III	99,300
Arthur T. Katsaros	25,510
John E. McGlade	12,054
Margaret G. McGlynn	3,943
Lawrence S. Smith	6,431

(7)	Not counting their deferred stock units, our directors, nominees, and Executive Officers as a group beneficially own just over 1.8% of our outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2006 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements.

Appendix A

AIR PRODUCTS AND CHEMICALS, INC.

AUDIT COMMITTEE CHARTER
Effective 1 October 2004

Purpose

The Committee is responsible for assisting the Board of Directors (the “Board”) in the Board’s oversight responsibilities relating to the integrity of the Company’s financial statements, financial reporting process, and systems of internal accounting and financial controls; the qualifications, independence, and performance of the independent auditor and the performance of the Company’s internal audit department; and the Company’s legal and regulatory compliance.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company’s management and the independent auditor.

Committee Structure; Member Qualifications, Appointment, and Removal

The Committee shall consist of at least three directors who, along with the chairperson of the Committee, are appointed by the Board upon recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), and may be removed by the Board in its discretion.

All members of the Committee shall be independent directors under the standard adopted by the New York Stock Exchange and shall also satisfy the New York Stock Exchange’s more rigorous independence and financial literacy requirements for members of audit committees. All Committee members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall have accounting and related financial management expertise within the meaning of the New York Stock Exchange listing standards and qualify as an “audit committee financial expert” under applicable law.

Authority and Responsibilities

In furtherance of the Committee’s purpose, the Committee shall have the following authority and responsibilities:

Financial Statements, Financial Reporting Process, and Systems of Internal Accounting and Financial Controls

•	To review and discuss with management and the independent auditor the annual audited financial statements and other financial information to be included in the Company’s Annual Report on Form 10-K, including management’s and/or the independent auditor’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and the adequacy of internal controls.

•	To discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61.

•	To review with the independent auditor any management letter provided by the independent auditor and the Company’s response and any problems or difficulties the independent auditor may have encountered in connection with the annual audit or otherwise.

•	To recommend to the Board, based on the reviews and discussions with management and the independent auditor described above, whether the annual audited financial statements should be included in the Company’s Form 10-K Annual Report.

•	To review with management and the independent auditor the Company’s quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q.

•	To review and discuss with management the types of information to be discussed and the type of presentation to be made in the Company’s earnings press releases, including the use of “pro forma” or “adjusted” information not consistent with generally accepted accounting principles in the United States (“GAAP”).

•	To review and discuss with management and the independent auditor

•	material changes in the Company’s accounting policies and practices and significant judgments that may affect the financial results;

•	the nature of any unusual or significant commitments or contingent liabilities together with the underlying assumptions and estimates of management;

•	the effect of changes in accounting standards that may materially affect the Company’s financial reporting practices; and

•	the Company’s procedures with respect to appropriateness of significant accounting policies and adequacy of financial controls.

•	To review and discuss with the independent auditor any accounting or auditing issues on which the national office of the independent auditor was consulted.

•	To review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues or judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	To discuss with management, the senior internal audit executive and the independent auditor the adequacy and effectiveness of internal controls.

•	To review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and to review periodically, but in no event less frequently than quarterly, management’s conclusions and the Chief Executive Officer’s and the Chief Financial Officer’s certifications about the efficacy of such disclosure controls and procedures.

Oversight of Independent Auditor and Internal Audit Department

•	To recommend for shareowner approval the independent auditor to examine the Company’s accounts, controls, and financial statements, nevertheless having sole authority to appoint or replace the independent auditor, who shall report directly to the Committee.

•	To be directly responsible for the compensation and oversight of the work of the independent auditor.

•	To preapprove all auditing services and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, and consider whether the provision of permitted nonaudit services by the independent auditor is compatible with maintaining the auditor’s independence.

•	To review and evaluate the qualifications, performance, and independence of the Company’s independent auditor at least annually, receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the independent auditor, and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditor.

•	To consult with management and the senior internal audit executive and obtain and review a written report by the independent auditor describing such auditor’s internal quality-control procedures, material issues raised by its most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent auditor; to review all relationships between the independent auditor and the Company; and to assure the regular rotation of the lead audit partner and the reviewing partner of the independent auditor as required by law.

•	To approve guidelines for the Company’s hiring of former employees of the independent auditor who participated in any capacity in the audit of the Company.

•	To review and concur in the appointment and replacement of the Company’s senior internal audit executive and review the responsibilities, budget, and staffing of the internal audit department.

•	To review the reports to management prepared by the internal audit department, or summaries thereof, and management’s responses, and periodically review the experience and qualifications of the members of the internal audit department and the quality control procedures of the internal audit department.

•	To discuss with the senior internal audit executive and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Compliance Oversight

•	To receive reports on the Company’s compliance program, including a review of the distribution of and compliance with the Company’s Code of Conduct.

•	To approve the Audit Committee report required to be included in the Company’s annual proxy statement.

•	To discuss with management, the senior internal audit executive and the independent auditor the Company’s major risk exposures and guidelines and policies to govern the processes by which risk assessment and risk management is undertaken by the Company, including discussing the Company’s major financial risk exposures and steps taken by management to monitor and mitigate such exposures and from time to time conferring with another committee of the Board about risk exposures and policies within the scope of such other committee’s oversight.

•	To review with management and the independent auditor (if appropriate) significant legal and regulatory exposures, including any regulatory inquiries or concerns regarding the Company’s financial statements and accounting policies.

•	To establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Committee Operations: Meetings, Agendas, Reporting, Delegation, and Performance Evaluation

The Committee may determine the procedural rules for its meetings and the conduct of its business, except as otherwise required by law. Adequate provision is made for notice to members of all meetings; one-third of the members, but not less than two, constitute a quorum; and all matters are determined by a majority vote of the members present. The Committee may delegate all or a portion of the authority granted to it by the Board to one or more of the Committee members, senior executives, or committees, subject to applicable law, regulation, and listing standards.

The Committee proposes its regular meeting schedule for each year for approval by the Board, upon recommendation of the Governance Committee. The Chairman of the Board, the Corporate Secretary, and the Committee Chairperson agree on the length of regular meetings and the need to schedule additional special meetings. The Committee shall meet at least four times per year, or more frequently as circumstances require.

The annual Committee agenda and individual meeting agendas are developed by the Chairman of the Board and Corporate Secretary in consultation with the Committee Chairperson, with input from appropriate members of management and staff.

The Committee Chairperson reports to the Board on Committee meetings and actions, and the Secretary or an Assistant Corporate Secretary keeps minutes of all Committee meetings, which are distributed to Committee members for review and approval.

The Committee meets periodically with management, with the senior internal audit executive and with the independent auditor in separate executive sessions.

The Committee evaluates its performance annually and discusses the outcome of the evaluation with the full Board.

Resources

The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain independent legal, accounting, or other advisors to advise the Committee.

The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report, to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee necessary or appropriate for carrying out its duties.

Driving Directions to Cedar Crest College

Cedar Crest College is easily accessible via Route 22, Interstate 78, Route 309, and the Northeast Extension (I-476 N, formerly PA Route 9) of the Pennsylvania Turnpike. The campus is one hour from Philadelphia and less than two hours from New York City.

From around the Lehigh Valley, take Route 22 to the Cedar Crest Boulevard exit. Turn left onto Cedar Crest Boulevard and travel through four traffic lights. Turn left onto the campus.

From the Pennsylvania Turnpike, take the Northeast Extension (I-476 formerly PA Route 9) to Exit 56 (formerly Exit 33 Lehigh Valley). Follow Route 22 East to Cedar Crest Boulevard. Turn left onto Cedar Crest Boulevard and travel through four traffic lights. Turn left onto the campus.

From Route 309 and Interstate 78 (309 and 78 merge together), follow 309/78 to Cedar Crest Boulevard. Exit #55. If traveling 309 S/78 E, turn left onto Cedar Crest Boulevard and travel through five traffic lights. Turn right onto the campus. If traveling 309 N/78 W, turn right onto Cedar Crest Boulevard and travel through four traffic lights. Turn right onto the campus.

ANNUAL MEETING OF SHAREHOLDERS OF
AIR PRODUCTS AND CHEMICALS, INC.
January 25, 2007

PROXY VOTING INSTRUCTIONS
MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy voting direction form available when you call.
Foreign calls use 1-718-921-8500
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time January 24, 2007.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
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The Board of Directors recommends a vote FOR Proposals 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: To elect the nominees listed below as directors for three-year terms.				2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	William L. Davis lll
		¡	W. Douglas Ford
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡	Evert Henkes Margaret G. McGlynn
The shares represented by this signed proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.
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Annual Meeting of
AIR PRODUCTS AND CHEMICALS, INC.
Thursday, January 25, 2007 — 2:00 p.m.
Tompkins College Center Theater
Cedar Crest College, Allentown, PA
ELECTRONIC DISTRIBUTION
If you would like to receive future Air Products and Chemicals, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your tax identification number and account number to log in, then select Receive Company Mailings via Email.

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PROXY
AIR PRODUCTS AND CHEMICALS, INC.
Proxy Solicited by the Board of Directors
for Annual Meeting of Shareholders — January 25, 2007
     The undersigned hereby appoints John P. Jones III, W. Douglas Brown and Paul E. Huck (“proxies”), or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 25, 2007, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, in accordance with the following instructions, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
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ANNUAL MEETING OF SHAREHOLDERS OF
AIR PRODUCTS AND CHEMICALS, INC.
January 25, 2007

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy voting direction form available when you access the web page.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy voting direction form available when you call.
Foreign calls use 1-718-921-8500
- OR -
MAIL - Sign, date and mail your proxy voting direction form in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 5:00 PM Eastern Time, January 22, 2007.

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
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The Board of Directors recommends a vote FOR Proposals 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: To elect the nominees listed below as directors for three-year terms.			2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	William L. Davis lll
		¡	W. Douglas Ford
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡	Evert Henkes Margaret G. McGlynn
The shares represented by this signed proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Signature of Participant	Date:

Note:	Please sign exactly as your name appears on this proxy voting direction form.
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FIDELITY MANAGEMENT TRUST COMPANY
December 14, 2006
TO: ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS PLAN
If you are an active employee with Intranet access, you should have received notification of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 14, 2006. You may request paper copies of these materials by calling 610-481-8657. If you do not have Intranet access, or are no longer an active employee, copies of these materials will be mailed to your home.
As a participant of the Retirement Savings Plan, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings Plan. These shares will be voted in confidence as you direct if your vote is received by us on or before 5:00 p.m. Eastern Time, January 22, 2007.
You may vote your shares in one of three ways: over the Internet, over the telephone, or by marking, signing, dating and returning the proxy voting direction form in the postage paid envelope. Internet and telephone voting instructions are on the reverse side.

Cordially yours,
FIDELITY MANAGEMENT TRUST COMPANY

☐
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2007 ANNUAL MEETING OF SHAREHOLDERS
AIR PRODUCTS AND CHEMICALS, INC.
FIDELITY MANAGEMENT TRUST COMPANY
as Trustee for Air Products and Chemicals, Inc. Retirement Savings Plan
The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the “shares”) allocated to my account under the Retirement Savings Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on January 25, 2007 as directed on the reverse side with respect to proposals 1 and 2.
I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings Plan, such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting. If no voting instructions are received or if this proxy voting direction form is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.
(To be signed on the reverse side)
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